SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN PETRO-HUNTER, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-22723	98-0171619
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16055 Fraser Highway, Suite 205, Surrey, British Columbia, Canada V3S 2W9

(Address of principal executive offices)

(604) 507-2181

(Issuer's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

CONSULTING AGREEMENTS

(Full title of plan)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common	430,000	$0.06(1)	$25,800	$2.37

                        (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate 100,000 shares of common stock, $.001 par value, of American Petro-Hunter, Inc. (the "Company") which have been issued as set forth herein to the following named persons who are "Selling Shareholder":

Name	Number of Shares	Services Agreement

Peter Rook-Green	60,000	Deferred compensation as an officer and director for the preceding year
Christopher Dieterich	40,000	Legal Services
Patrick A. McGowan	330,000	Deferred compensation as an officer and director for the preceding year
Total	430,000

From July 31, 2002 through December 31, 2002, a Consulting and Employment Agreements for services were entered into with Peter Rook-Green ($3,600), Dieterich & Associates ($2,400) and Patrick A. McGowan ($19,800). The Company has been advised by the Consultant/Employees that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Advisors and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

The shares of common stock offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholder section of this document (the "Selling Shareholder").  The Selling Shareholder acquired the Shares pursuant to compensatory benefit plans for consulting and employment services that the Selling Shareholder provided to American Petro-Hunter.

The sales may occur in transactions on the NASD over-the-counter market at prevailing market prices or in negotiated transactions.  American Petro-Hunter will not receive proceeds from the sale of any of the Shares.  American Petro-Hunter is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Reoffer Prospectus.  This Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholder to the public without restriction.  To the knowledge of the Company, the Selling Shareholder have no arrangement with any brokerage firm for the sale of the Shares.  The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the 1933 Act.  Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

This Reoffer Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO MR. PATRICK MCGOWAN, PRESIDENT,  16055 Fraser Highway, Surrey, British Columbia, Canada V3S 2W9, Telephone: (604) 597-0036.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company has filed the following documents with the Securities and Exchange Commission within the preceding fiscal year: Quarterly Reports on Form 10QSB, filed December 4, 2002, August 21, 2002 and May 20, 2002; and the Annual Report on Form 10KSB, filed April 12, 2002. The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4. Description of Securities

The Company is authorized to issue 200,000,000 shares of Common Stock, $0.001 par value. The Company's stock is currently traded on the OTCBB, under symbol AAPH. The presently outstanding shares of Common Stock are fully paid and nonassessable.

COMMON STOCK  As of September 30, 2002, approximately 5,620,639 shares of Common Stock were outstanding.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in Section 1.06 of the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

PREEMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT:  The Company's registrar and transfer agent is Pacific Stock Transfer Co., 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119; Telephone (702) 361-3033.

DISSENTERS' RIGHTS:  Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

PREFERRED STOCK  There are no shares of preferred stock authorized..

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

The Shares were issued for employment, advisory and consulting services rendered.  These issuances were made in reliance on the exemption from the registration requirements of the 1933 Act, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

  5.1 -- Opinion of Dieterich & Associates as to the validity of the shares being registered.

23.1 -- Consent of Dieterich & Associates (included in Exhibit 5.1)

23.2 -- Consent of Morgan & Company, Chartered Accountants

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Surrey, British Columbia, Canada on February 19, 2003.

American Petro-Hunter, INC. (Registrant)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Patrick McGowan

Patrick McGowan, President/Director

/s/ Peter Rook-Green

Peter Rook-Green, Director/CFO

Exhibit 5.1

                            DIETERICH & ASSOCIATES LETTERHEAD

February 19, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

    Re:  American Petro-Hunter, Inc.

Ladies and Gentlemen:

    This office represents American Petro-Hunter, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 430,000 shares of the Registrant's Common Stock issued to certain individuals for employment and consulting services (the "Shares").

    In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

    Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

    We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

Very truly yours,

/s/ Christopher Dieterich

Dieterich & Associates

Exhibit 23.1

    Included within Exhibit 5.1 (Opinion of Counsel)

Exhibit 23.2

    CONSENT OF INDEPENDENT ACCOUNTANTS

    We have issued our report, dated March 15, 2002 accompanying the financial statements of American Petro-Hunter, Inc. appearing in the current report on Form 10-KSB filed with the Securities and Exchange Commission on April 12, 2002, which is incorporated by reference in this Form S-8 Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

                                                                                                  /s/ Morgan & Company

Vancouver, Canada

                                                                                                      Chartered Accountants

February 21, 2003